Exhibit 99.1

Wednesday, April 21, 2021

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. INCREASES DIVIDEND AND REPORTS RECORD RESULTS FOR FIRST QUARTER 2021

•	First Quarter 2021 Record Net Income of $1.59 per Basic Common Share
•	Quarterly Cash Dividend Increased 3.4% to $0.30 Per Common Share
•	Non-performing Assets were 0.41% of Total Assets Compared with 0.44% at December 31, 2020
•	Common Equity Tier 1 and Total Risk-Based Capital Ratios of 13.33% and 14.58%, Respectively
•	Issued $25 Million of Subordinated Debt and Announced a Share Repurchase Program

Lakeville, Connecticut, April 21, 2021 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2021.

Net income available to common shareholders was $4.5 million, or $1.59 per basic common share, for Salisbury’s first quarter ended March 31, 2021 (first quarter 2021), compared with $2.8 million, or $0.99 per basic common share, for the fourth quarter ended December 31, 2020 (fourth quarter 2020), and $2.0 million, or $0.72 per basic common share, for the first quarter ended March 31, 2020 (first quarter 2020).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “Thanks to the continued dedication and commitment of our employees, we are pleased to report record results for the quarter. Asset quality remains strong and the economic climate in the markets in which we operate is expected to continue to improve as the vaccine rollout gains momentum. We continued to support our customers and local communities during the first quarter by processing an additional 435 loan applications for $47 million under the Small Business Administration’s (SBA) Paycheck Protection Program (PPP). Since the inception of the program, we have processed nearly 1,400 loan applications for aggregate loans approaching $150 million. In addition, we strengthened our capital base through a $25 million subordinated debt offering on extremely favorable terms, and our Board of Directors approved a common stock repurchase program, which authorizes Salisbury to repurchase up to 5% of its outstanding common shares. We are well-positioned to grow our franchise and continue to meet the needs of our customers. We remain committed to providing outstanding customer service and supporting our local communities.”

Net Interest and Dividend Income

Tax equivalent net interest income of $10.5 million for the first quarter 2021 increased $527 thousand, or 5.3%, versus fourth quarter 2020, and increased $1.6 million, or 17.5%, versus first quarter 2020. Tax equivalent interest income of $11.3 million for first quarter 2021 increased $320 thousand, or 2.9%, versus fourth quarter 2020 and increased $381 thousand, or 3.5%, from first quarter 2020. First quarter 2021 interest income included PPP fees and interest of $1.3 million compared with $855 thousand in fourth quarter 2020. The cost of interest bearing liabilities of $746 thousand for first quarter 2021 decreased $207 thousand, or 21.8%, compared to fourth quarter 2020 and declined $1.2 million, or 61.4% from first quarter 2020.

Average earning assets of $1.3 billion for first quarter 2021 were essentially unchanged from fourth quarter 2020, and increased $194.2 million, or 18.3%, versus first quarter 2020. Average earning assets for first quarter 2021 included average PPP loan balances of $92.8 million, net of deferred fees. Average total interest bearing liabilities of $0.9 billion for first quarter 2021 were essentially unchanged from fourth quarter 2020 and increased $97.5 million, or 12.7%, versus first quarter 2020. The increase from first quarter 2020 primarily reflected the funding of PPP loans.

The tax equivalent net interest margin for first quarter 2021 was 3.34% compared with 3.17% for fourth quarter 2020 and 3.35% for first quarter 2020. Excluding the impact of PPP loans, the tax equivalent net interest margin for first quarter 2021 was 3.16% compared with 3.13% for fourth quarter 2020. There were no PPP loans recorded on Salisbury’s consolidated balance sheet in first quarter 2020. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 8 on this release for additional details.

Non-Interest Income

Non-interest income of $2.8 million for first quarter 2021 increased $365 thousand versus fourth quarter 2020 and increased $596 thousand versus first quarter 2020.

Trust and Wealth Advisory fees of $1.1 million for first quarter 2021 increased $80 thousand from fourth quarter 2020 and increased $116 thousand versus first quarter 2020. The increase from first quarter 2020 primarily reflected higher asset-based fees. Assets under administration were $902.1 million at March 31, 2021 compared with $944.3 million at December 31, 2020 and $639.5 million at March 31, 2020. Discretionary assets under administration of $578.2 million in first quarter 2021 increased from $555.0 million in fourth quarter 2020 and $425.4 million in first quarter 2020 primarily due to higher market valuations. Non-discretionary assets under administration of $323.9 million in first quarter 2021 declined from $389.4 million in fourth quarter 2020 and increased from $214.1 million in first quarter 2020. The decline from fourth quarter 2020 reflected a lower valuation of shares in a partnership for one significant client relationship, and the increase from first quarter 2020 was due to the addition of partnership assets under administration for the same client relationship. The trust and wealth business records only a nominal annual fee on this relationship.

Service charges and fees of $0.9 million for first quarter 2021 increased $92 thousand versus fourth quarter 2020 and increased $45 thousand versus first quarter 2020. The increase from fourth quarter 2020 primarily reflected an additional two months of deposit fees as such fees were reinstated in late November 2020. The increase from first quarter 2020 primarily reflected higher interchange fees partially offset by lower deposit fees. Income from mortgage sales and servicing increased $169 thousand versus fourth quarter 2020 and increased $480 thousand versus first quarter 2020. The increase from the prior periods reflected a higher sales volume of residential mortgage loans to the FHLB Boston.

Non-interest income for the first quarter 2021 included BOLI income of $125 thousand compared to $110 thousand in fourth quarter 2020 and $134 thousand in first quarter 2020.

Non-Interest Expense

Non-interest expense of $7.3 million for first quarter 2021 decreased $794 thousand versus fourth quarter 2020 and increased $323 thousand versus first quarter 2020. Compensation expense of $4.2 million for first quarter 2021 decreased $529 thousand from fourth quarter 2020 and increased $217 thousand versus first quarter 2020. The decline from fourth quarter 2020 primarily reflected lower salaries, production, and incentive accruals as well as higher deferred loan origination expenses related to the processing of PPP loans. The increase from first quarter 2020 primarily reflected higher salary, production and incentive accruals, partly offset by higher deferred loan origination expenses related to the processing of PPP loans.

Excluding compensation, other non-interest expenses for first quarter 2021 declined $265 thousand from fourth quarter 2020 and increased $106 thousand from first quarter 2020. The decline from fourth quarter 2020 primarily reflected lower premises and equipment and marketing expenses. The increase from first quarter 2020 primarily reflected higher professional fees, higher FDIC insurance costs and higher lending related costs.

The effective income tax rates for first quarter 2021, fourth quarter 2020 and first quarter 2020 were 21.6%, 17.5% and 14.4%, respectively. The higher tax rate in first quarter 2021 primarily reflected a lower mix of tax-exempt income from municipal bonds, tax advantaged loans and bank-owned life insurance on a comparatively higher level of pre-tax income.

Loans

Gross loans receivable of $1.1 billion increased $13.6 million from December 31, 2020, and increased $95.3 million from $959.8 million at March 31, 2020. Commercial & industrial loan growth during first quarter 2021 reflected the origination of approximately $47 million of additional PPP loans, partly offset by the forgiveness of approximately $36 million of PPP loans by the SBA. At March 31, 2021 Salisbury had PPP loans, net of deferred fees, of approximately $94 million on its balance sheet compared with approximately $85 million at December 31, 2020. The decline in residential real estate balances reflected the sale of $21.3 million of loans to the FHLB Boston during first quarter 2021 as part of the Bank’s strategy to manage interest rate risk. The ratio of gross loans to deposits for first quarter 2021 was 87.1% compared with 92.2% for fourth quarter 2020 and 99.4% for first quarter 2020. Balances by loan type for the comparative periods were as follows:

Loan Type	Q1 2021	Q4 2020	Q1 2020
Residential Real Estate	$418,991	$425,677	$432,241
Commercial Real Estate	341,142	342,563	321,358
Commercial & Industrial	249,357	227,148	157,573
Farm Land	3,606	3,198	3,612
Vacant Land	13,228	14,079	14,488
Municipal	21,495	21,512	20,964
Consumer	8,617	7,687	8,195
Deferred (Fees)/Cost	(1,365)	(372)	1,329
Gross Loans Receivable	$1,055,071	$1,041,492	$959,760

Asset Quality

In March 2020, Salisbury implemented a loan payment deferral program which allowed residential, commercial and consumer borrowers, who have been adversely affected by the COVID-19 pandemic, to defer loan payments for up to three months. Customers may also apply for additional deferments. As of March 31, 2021, loan payments were deferred on 14 commercial loans ($27 million loan balance). There were no outstanding deferrals related to residential and consumer loans as of March 31, 2021.

Non-performing assets increased $58 thousand during the first quarter to $5.7 million, or 0.41% of total assets at March 31, 2021, from $5.6 million, or 0.44% of total assets at December 31, 2020, and increased $2.5 million from $3.2 million, or 0.28% of total assets, at March 31, 2020.

The amount of total impaired and potential problem loans was $48.9 million or 4.64% of gross loans receivable at March 31, 2021 compared to $30.1 million, or 2.90% of gross loans receivable at December 31, 2020 and $28.1 million, or 2.93% of gross loans receivable at March 31, 2020. The increase from the comparative periods primarily reflected loans to certain borrowers in the hospitality and entertainment and recreation industries for which loan payments are currently deferred due to COVID-19.

Accruing loans receivable 30-to-89 days past due decreased $4.5 million during first quarter 2021 to $2.4 million, or 0.23% of gross loans receivable, from $6.9 million, or 0.66% of gross loans receivable at December 31, 2020, and decreased $3.7 million from $6.1 million, or 0.64% of gross loans receivable at March 31, 2020.

The allowance for loan losses for first quarter 2021 was $13.9 million compared with $13.8 million for fourth quarter 2020 and $10.6 million for first quarter 2020.The provision for loan loss expense was $158 thousand for first quarter 2021 versus $840 thousand for fourth quarter 2020, and $1.7 million for the first quarter 2020. The decrease in the provision versus comparative periods reflected management’s current assessment of the impact of the COVID-19 pandemic on the Bank’s loan portfolio. Net loan charge-offs (recoveries) were $25 thousand for the first quarter 2021, $368 thousand for fourth quarter 2020 and ($17) thousand for the first quarter 2020. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, excluding PPP loans, was 1.45% for the first quarter 2021, versus 1.44% for the fourth quarter 2020 and 1.11% for the first quarter 2020. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 243% for the first quarter 2021, versus 244% for fourth quarter 2020 and 333% for first quarter 2020.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $1.2 billion at March 31, 2021 compared with $1.1 billion at December 31, 2020 and $965.6 million at March 31, 2020. The increase in deposits from fourth quarter 2020 of $82.1 million reflected the funding and forgiveness of PPP loans as well as other customer activity. Deposits at March 31, 2021 reflected brokered deposits, including CDARS one-way buys, of $18.0 consistent with December 31, 2020 and $58.2 million at March 31, 2020. Average total deposits for the first quarter 2021 were $1.2 billion compared with $1.1 billion for the fourth quarter 2020 and $949.5 million for the first quarter 2020. Average total deposits for the first quarter 2021 included average brokered deposits of $18.0 million consistent with fourth quarter 2020 and $33.3 million for first quarter 2020.

Federal Home Loan Bank of Boston (FHLBB) advances decreased $1.2 million during the quarter to $11.4 million at March 31, 2021 and decreased $29.5 million from March 31, 2020. Salisbury’s excess borrowing capacity at FHLBB was approximately $248 million at March 31, 2021.

Capital

Shareholders’ equity increased $2.5 million in first quarter to $127.2 million at March 31, 2021 as net income of $4.5 million, and restricted stock activity of $0.2 million were partly offset by common stock dividends paid of $0.8 million and unrealized losses in the available-for-sale securities portfolio of $1.4 million. Book value per common share increased $0.84 during the first quarter 2021 to $44.72 per share and increased $3.67 from the first quarter 2020. Tangible book value per common share increased $0.87 during first quarter 2021 to $39.65 and increased $3.80 as compared to the first quarter 2020.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2021, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.83%, 14.58%, and 13.33%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

On March 31, 2021 Salisbury issued $25 million of subordinated debt that matures in 2031. During the first five years, the debt is non-callable, and the coupon is fixed at 3.50%. After year five, the coupon will float at the then three-month Secured Overnight Financing Rate plus 280 basis points. The proceeds, net of issuance costs, will be used for general corporate purposes, including the redemption of $10 million in outstanding subordinated debt, which Salisbury issued over five years ago at a higher coupon rate, as well as potential share repurchases pursuant to the Common Stock Repurchase Plan approved by the Board of Directors in March 2021. At March 31, 2021, $15 million of the net proceeds was retained at the holding company level and the remainder was allocated to the Bank.

In March 2021, Salisbury announced that its Board of Directors adopted a share repurchase program, which provides for the repurchase of Salisbury’s common stock in amounts up to an aggregate of five percent (5%) of the outstanding shares of Salisbury’s common stock from time to time over the next twelve months.

Dividend on Common Shares

The Board of Directors of Salisbury approved a $0.01 increase in the quarterly dividend at its April 21, 2021 meeting. The quarterly cash dividend of $0.30 per common share will be paid on May 28, 2021 to shareholders of record as of May 14, 2021.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended March 31, 2021, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	March 31, 2021	December 31, 2020
ASSETS
Cash and due from banks	$8,785	$10,599
Interest bearing demand deposits with other banks	150,411	82,563
Total cash and cash equivalents	159,196	93,162
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	127,343	98,411
CRA mutual fund at fair value	904	917
Federal Home Loan Bank of Boston stock at cost	1,713	1,713
Loans held-for-sale	2,313	2,735
Loans receivable, net (allowance for loan losses: $13,886 and $13,754)	1,041,185	1,027,738
Bank premises and equipment, net	20,831	20,355
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,278 and $5,207)	603	674
Accrued interest receivable	6,237	6,373
Cash surrender value of life insurance policies	21,307	21,182
Deferred taxes	2,849	2,412
Other assets	4,083	3,423
Total Assets	$1,403,129	$1,293,660
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$334,638	$310,769
Demand (interest bearing)	229,200	218,869
Money market	311,971	278,146
Savings and other	207,109	189,776
Certificates of deposit	128,253	131,514
Total deposits	1,211,171	1,129,074
Repurchase agreements	8,687	7,116
Federal Home Loan Bank of Boston advances	11,396	12,639
Subordinated debt	34,305	9,883
Note payable	197	208
Finance lease obligations	1,658	1,673
Accrued interest and other liabilities	8,473	8,315
Total Liabilities	1,275,887	1,168,908
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,845,147 and 2,843,292
Outstanding: 2,845,147 and 2,843,292	285	284
Unearned compensation – restricted stock awards	(646)	(774)
Paid-in capital	45,369	45,264
Retained earnings	80,675	76,974
Accumulated other comprehensive income, net	1,559	3,004
Total Shareholders' Equity	127,242	124,752
Total Liabilities and Shareholders' Equity	$1,403,129	$1,293,660

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Three months ended March 31, (in thousands, except per share amounts)	2021	2020
Interest and dividend income
Interest and fees on loans	$10,477	$9,987
Interest on debt securities
Taxable	423	455
Tax exempt	162	185
Other interest and dividends	34	91
Total interest and dividend income	11,096	10,718
Interest expense
Deposits	555	1,509
Repurchase agreements	3	7
Finance lease	32	36
Note payable	3	4
Subordinated debt	119	156
Federal Home Loan Bank of Boston advances	34	219
Total interest expense	746	1,931
Net interest and dividend income	10,350	8,787
Provision for loan losses	158	1,706
Net interest and dividend income after provision for loan losses	10,192	7,081
Non-interest income
Trust and wealth advisory	1,146	1,030
Service charges and fees	950	905
Mortgage banking activities, net	608	128
(Losses) gains on CRA mutual fund	(16)	14
Gains on securities, net	—	1
Bank-owned life insurance (“BOLI”) income	125	134
Other	28	33
Total non-interest income	2,841	2,245
Non-interest expense
Salaries	2,901	2,850
Employee benefits	1,312	1,146
Premises and equipment	954	911
Data processing	565	540
Professional fees	711	628
Collections, OREO, and loan related	84	25
FDIC insurance	145	105
Marketing and community support	82	125
Amortization of intangibles	71	87
Other	434	519
Total non-interest expense	7,259	6,936
Income before income taxes	5,774	2,390
Income tax provision	1,248	343
Net income	$4,526	$2,047
Net income available to common shareholders	$4,462	$2,013

Basic earnings per common share	$1.59	$0.72
Diluted earnings per common share	1.59	0.72
Common dividends per share	0.29	0.29

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Total assets	$1,403,129	$1,293,660	$1,292,760	$1,287,137	$1,145,751
Loans receivable, net	1,041,185	1,027,738	1,031,593	1,039,524	949,142
Total securities	129,960	101,043	99,794	93,717	94,966
Deposits	1,211,171	1,129,074	1,095,141	1,085,599	965,620
FHLBB advances	11,396	12,639	43,880	55,118	40,932
Shareholders’ equity	127,242	124,752	122,240	118,444	116,143
Wealth assets under administration	902,141	944,349	748,188	704,052	639,457
Discretionary wealth assets under administration	578,199	554,997	514,988	480,456	425,359
Non-discretionary wealth assets under administration	323,942	389,352	233,200	223,596	214,098
Non-performing loans	5,706	5,648	4,681	4,815	3,188
Non-performing assets	5,706	5,648	4,681	4,815	3,188
Accruing loans past due 30-89 days	2,374	6,850	1,638	2,656	6,109
Net interest and dividend income	10,350	9,817	9,925	9,617	8,787
Net interest and dividend income, tax equivalent(1)	10,520	9,993	10,101	9,786	8,954
Provision for loan losses	158	840	686	1,806	1,706
Non-interest income	2,841	2,476	3,286	2,316	2,245
Non-interest expense	7,259	8,054	7,259	6,789	6,936
Income before income taxes	5,774	3,399	5,266	3,338	2,390
Income tax provision	1,248	596	910	604	343
Net income	4,526	2,803	4,356	2,734	2,047
Net income allocated to common shareholders	4,462	2,764	4,288	2,691	2,013

Per share data
Basic earnings per common share	$1.59	$0.99	$1.53	$0.96	$0.72
Diluted earnings per common share	1.59	0.98	1.53	0.96	0.72
Dividends per common share	0.29	0.29	0.29	0.29	0.29
Book value per common share	44.72	43.88	42.99	41.66	41.05
Tangible book value per common share - Non-GAAP⁽[2]⁾	39.65	38.78	37.87	36.51	35.85
Common shares outstanding at end of period (in thousands)	2,845	2,843	2,843	2,843	2,829
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,804	2,803	2,799	2,796	2,788
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,815	2,811	2,807	2,803	2,797

Profitability ratios
Net interest margin (tax equivalent) (1)	3.34%	3.17%	3.29%	3.31%	3.35%
Efficiency ratio (3)	53.75	63.88	56.33	56.23	61.36
Effective income tax rate	21.61	17.52	17.28	18.11	14.35
Return on average assets	1.38	0.85	1.34	0.89	0.73
Return on average common shareholders’ equity	14.53	8.97	14.31	9.36	7.07

Credit quality ratios
Non-performing loans to loans receivable, gross	0.54%	0.54%	0.45%	0.46%	0.33%
Accruing loans past due 30-89 days to loans receivable, gross	0.23	0.66	0.16	0.25	0.64
Allowance for loan losses to loans receivable, gross	1.32	1.32	1.24	1.18	1.11
Allowance for loan losses to non-performing loans	243.4	243.5	277.8	256.9	333.0
Non-performing assets to total assets	0.41	0.44	0.36	0.37	0.28

Capital ratios
Common shareholders' equity to assets	9.07%	9.64%	9.46%	9.20%	10.14%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.12	8.62	8.42	8.16	8.97
Tier 1 leverage capital (4)	9.83	8.90	8.93	8.95	9.65
Total risk-based capital (4)	14.58	13.57	13.60	13.15	12.97
Common equity tier 1 capital (4)	13.33	12.31	12.35	11.90	11.79

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Common Shareholders' Equity	$127,242	$124,752	$122,240	$118,444	$116,143
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(603)	(674)	(748)	(825)	(908)
Tangible Common Shareholders' Equity	$112,824	$110,263	$107,677	$103,804	$101,420
Total Assets	$1,403,129	$1,293,660	$1,292,760	$1,287,137	$1,145,751
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(603)	(674)	(748)	(825)	(908)
Tangible Total Assets	$1,388,711	$1,279,171	$1,278,197	$1,272,497	$1,131,028
Common Shares outstanding	2,845	2,843	2,843	2,843	2,829

Book value per Common Share – GAAP	$44.72	$43.88	$42.99	$41.66	$41.05
Tangible book value per Common Share - Non-GAAP	39.65	38.78	37.87	36.51	35.85
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	8.12%	8.62%	8.42%	8.16%	8.97%
Consolidated:
Non-interest expense	$7,259	$8,054	$7,259	$6,789	$6,936
Less: Amortization of core deposit intangibles	(71)	(74)	(78)	(83)	(87)
Less: Foreclosed property expense including OREO gains, losses and Write downs	—	—	2	(7)	13
Adjusted non-interest expense	$7,188	$7,980	$7,183	$6,699	$6,862
Net interest and dividend income, tax equivalent	$10,520	$9,993	$10,101	$9,786	$8,955
Non-interest income	2,841	2,476	3,286	2,316	2,245
Losses (gains) on securities	16	24	(34)	(189)	(15)
BOLI proceeds	—	—	(601)	—	—
Adjusted revenue	$13,377	$12,493	$12,752	$11,914	$11,185
Efficiency Ratio – Non-GAAP [1]	53.75%	63.88%	56.33%	56.23%	61.36%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q1 2021: 51.97%; Q4 2020: 62.62%; Q3 2020: 54.76%; Q2 2020: 54.29%; Q1 2020: 59.83%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q1 2021	Q4 2020	1Q 2020	Q1 2021	Q4 2020	1Q 2020	Q1 2021	Q4 2020	1Q 2020
Loans (a)(d)	$1,051,658	$1,043,613	$948,035	$10,592	$10,257	$10,096	4.02%	3.90%	4.26%
Securities (c)(d)	103,062	92,633	89,596	640	624	698	2.48	2.70	3.12
FHLBB stock	1,948	2,594	3,041	9	34	33	1.85	5.28	4.34
Short term funds (b)	101,401	112,463	23,218	25	31	58	0.10	0.11	1.00
Total interest-earning assets	1,258,069	1,251,303	1,063,890	11,266	10,946	10,885	3.57	3.48	4.09
Other assets	71,252	63,937	64,438
Total assets	$1,329,321	$1,315,240	$1,128,328
Interest-bearing demand deposits	$218,425	$212,375	$154,604	106	110	119	0.20	0.21	0.31
Money market accounts	288,767	288,629	240,680	129	150	560	0.18	0.21	0.93
Savings and other	197,526	188,080	164,174	56	59	234	0.11	0.12	0.57
Certificates of deposit	129,603	130,809	154,869	264	310	596	0.83	0.94	1.54
Total interest-bearing deposits	834,321	819,893	714,327	555	629	1,509	0.27	0.31	0.84
Repurchase agreements	8,453	9,220	5,672	3	3	7	0.15	0.15	0.49
Capital lease	2,824	2,897	3,050	32	35	36	4.60	4.81	4.72
Note payable	200	212	240	3	3	4	6.18	6.10	6.67
Subordinated debt (f)	10,156	9,879	9,860	119	150	156	4.68	6.06	6.33
FHLBB advances	11,825	23,491	37,118	34	133	219	1.14	2.21	2.36
Total interest-bearing liabilities	867,779	865,592	770,267	746	953	1,931	0.35	0.44	1.00
Demand deposits	328,372	318,370	235,129
Other liabilities	6,839	7,267	6,856
Shareholders’ equity	126,331	124,011	116,076
Total liabilities & shareholders’ equity	$1,329,321	$1,315,240	$1,128,328
Net interest income				$10,520	$9,993	$8,954
Spread on interest-bearing funds							3.22	3.04	3.09
Net interest margin (e)							3.34	3.17	3.35
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $170,000, $176,000 and $167,000, respectively, for Q1 2021, Q4 2020 and Q1 2020 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2021 and 2020.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.